Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-275929 and 333-275929-01

*PRICING DETAILS* $911MM Porsche Prime Auto Loan (PFAST 2026-1)

Joint Bookrunners: Wells Fargo Securities (Str.), RBC Capital Markets, Societe Generale, and Truist Securities

Co-Managers: DZ Bank and Scotiabank

CLS	SIZE($MM)	WAL**	M/S^	P.WIN**	E.FNL**	L.FNL	BENCH	SPD	YLD%	CPN%	$PRICE

A-1	200.000	0.31	P-1/A-1+	01-06	04/27	10/27	I-CRV	+14	4.345	4.345	100.00000
A-2A	225.500	1.10	Aaa/AAA	06-19	05/28	06/30	I-CRV	+31	4.838	4.790	99.99905
A-2B	100.000	1.10	Aaa/AAA	06-19	05/28	06/30	SOFR30A	+31			100.00000
A-3	325.500	2.43	Aaa/AAA	19-39	01/30	04/32	I-CRV	+36	5.249	5.190	99.99313
A-4	60.000	3.31	Aaa/AAA	39-39	01/30	07/34	I-CRV	+37	5.295	5.230	99.97599

**Assumes pricing speed of 1.70% ABS to 10% Call

^Expected Ratings

-Transaction Details-

Offered Size : $911,000,000 (no grow)

Format : SEC Registered

Bloomberg Ticker : PFAST 2026-1

Expected Ratings : Moody’s / S&P

Pricing Speed : 1.70% ABS to 10% Call

Min. Denoms : $1k x $1k

EU RR Compliant : No

Expected Settlement : On or about 09/30/2026

First Pay Date : 11/23/2026

ERISA Eligible : Yes

Bill & Deliver : Wells Fargo Securities

-Available Materials-

Preliminary Prospectus : attached

Ratings Free Writing Prospectus : attached

Intex CDI : attached

Intexnet Dealname : wspfast202601 | Password : 7A93

Dealroadshow : https://dealroadshow.finsight.com | Code : PFAST2026-1

Dealroadshow Direct Link : https://dealroadshow.finsight.com/e/PFAST2026-1

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-645-3751 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/ged5. In Asia, see: https://www.wellsfargo.com/com/disclaimer/ap4.